Exhibit 99.1

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

Investor Relations Contact:	Company Contact:
Claire McAdams	James Moniz, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.265.9899, 530.265.9699 fax	408.545.6145, 408.521.9370 fax
email: claire@headgatepartners.com	email: jmoniz@nanometrics.com

Nanometrics Reports Fourth Quarter and Full Year 2008 Financial Results

Cash Increases to $24 Million; Revenues Decline 12%; Quarterly Operating Expenses Decrease 15% to $12 Million

MILPITAS, Calif., February 19, 2009 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced process control metrology systems used primarily in the manufacturing of semiconductors, solar photovoltaics and high-brightness LEDs, today announced financial results for its fourth quarter and full year ended December 27, 2008.

Highlights for the fourth quarter include:

•	Cash increased by $2.2 million (10%) in the quarter, ending the year with $24.0 million

•	Revenue of $20.5 million, down 12% compared to the third quarter of 2008

•	Operating expenses of $12.1 million declined 15% sequentially; cash operating expenses of $10.1 million

•	Gross margin of 42% comprised of 40% product gross margin and 46% service gross margin

“In a difficult market environment, our fourth quarter results are indicative of the progress we have made to streamline our cost structure, cut expenses and improve our balance sheet management, while continuing to develop and introduce new products,” commented Dr. Timothy J. Stultz, president and chief executive officer. “With a backdrop of a 12% decline in revenues from the previous quarter, we increased cash by 10%, cut ongoing operating expenses by 15% and maintained gross margins above 40%. Today, our new products continue to gain traction, and over half of our revenues are derived from sources outside of traditional semiconductor capacity expansion activity.”

“Over the last several quarters we have made significant progress to reduce our cash breakeven level, and in fact we generated cash from operations in the fourth quarter,” added Dr. Stultz. “We will continue to seek opportunities to size our spending to the current business environment while maintaining our focus on balance sheet management and competitive products. With the near-term outlook for semiconductor capital spending continuing to weaken, our management efforts are directed at maintaining a sound financial and liquidity position while not compromising our ability to respond to a future recovery in semiconductor capital spending.”

Fourth Quarter 2008 Summary

Revenues were $20.5 million, down 12% from $23.1 million in the third quarter of 2008 and down 38% from $33.2 million in the fourth quarter of 2007. Included in total sales were a record $7.6 million in service revenues, which benefited by strong upgrade sales in the quarter. Gross margin was 42.1%, down from 44.1% for the prior quarter and 44.1% in the year-ago period. Operating expenses were $12.1 million, a 15% decrease from the prior quarter (exclusive of the restructuring and impairment charges taken in the third quarter of 2008) and down 24% from the year-ago period.

The net loss was $2.6 million, or $0.14 per share. This compares to a net loss of $60.4 million, or $3.25 per share, in the third quarter of 2008 (which included $56.0 million in asset impairment and restructuring charges, equivalent to $3.01 per share) and a net loss of $1.3 million, or $0.07 per share, in the fourth quarter of 2007. The net loss for the fourth quarter of 2008 included $0.7 million for stock-based compensation expense, compared to $1.1 million in the prior quarter and $1.0 million in the year-ago period.

Earnings (loss) before interest, income taxes, depreciation and amortization excluding certain items such as asset impairment, restructuring and acquisition-related charges (“EBITDA”) for the fourth quarter was ($2.0) million, compared to ($2.2) million for the third quarter of 2008 and $1.2 million for the fourth quarter of 2007.

Selected Revenue Segment Information for the Fourth Quarter of 2008

Revenues by Product		Revenues by Region
Automated Metrology	42%	United States	40%
Integrated Metrology	5%	Japan	16%
Materials Characterization	16%	South Korea	33%
Service	37%	ROW	11%

Full Year 2008 Summary

Revenues were $102.1 million, down 30% from $146.3 million in 2007. Gross margin was 43.8%, an increase compared to 42.1% in the prior year. Total research and development, selling, general and administrative expenses were $54.6 million, down 9% from $59.8 million for 2007. Total operating expenses, which include amortization of intangible assets, impairment and restructuring charges, were $128.2 million, compared to $65.7 million in the prior year. The net loss was $82.7 million, or $4.46 per share, compared to a net loss of $4.0 million, or $0.22 per share, for 2007. The net loss for 2008 included $68.5 million in asset impairment charges, $1.5 million in restructuring charges and $3.9 million in stock-based compensation expense. Earnings (loss) before interest, income taxes, depreciation and amortization excluding certain items such as asset impairment, restructuring and acquisition-related charges (“EBITDA”) was ($5.0) million for 2008, compared to $6.9 million for 2007.

Conference Call Details

A conference call to discuss the fourth quarter and full year 2008 results will be held later today at 5:00 p.m. EST (2:00 p.m. PST). To participate in the conference call, the dial-in numbers are 800-510-9691 for domestic callers and 617-614-3453 for international callers. The passcode is 64880278. A live and recorded webcast will be made available on the investor page of the Nanometrics website at www.nanometrics.com.

Use of Non-GAAP Financial Information

Financial results such as EBITDA that exclude certain charges and special items are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Management uses EBITDA, which excludes costs associated with acquisitions, asset impairments, restructuring and other special items, to evaluate the company’s operating and financial results. The company believes the presentation of EBITDA is useful to investors for analyzing ongoing business trends, comparing performance to prior periods, and enhancing the investor’s ability to view the company’s results from management’s perspective. A table presenting a reconciliation of GAAP results to EBITDA is included at the end of this press release.

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used primarily in the manufacturing of semiconductors, solar photovoltaics and high-brightness LEDs, as well as by customers in the silicon wafer and data storage industries. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control and optical, electrical and material properties, including the structural composition of silicon, compound semiconductor and photovoltaic devices, during various steps of the manufacturing process. These systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Nanometrics’ expected results for its most recently completed fiscal quarter and year, which remain subject to adjustment in connection with the preparation of Nanometrics’ financial statements and periodic report on Form 10-K for the year ended December 27, 2008. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K, as amended, for the year ended December 30, 2007 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, Nanometrics cannot guarantee future results, levels of activity, performance or achievements. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

NANOMETRICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited for 2008)

	December 27, 2008	December 29, 2007
ASSETS
Current assets:
Cash and cash equivalents	$23,980	$14,919
Accounts receivable, net of allowances of $309 and $323	17,143	34,855
Inventories	31,583	33,343
Inventories - delivered systems	205	785
Prepaid expenses and other	1,838	2,598
Deferred income tax assets	350

Total current assets	75,099	86,500
Property, plant and equipment, net	40,136	44,419
Goodwill and indefinite lived intangible assets		52,532
Intangible assets, net	6,901	21,820
Other assets	1,718	1,805

Total assets	$123,854	$207,076

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$—	$—
Accounts payable	4,824	13,931
Accrued payroll and related expenses	3,435	4,514
Deferred revenue	1,701	2,501
Other current liabilities	5,800	7,243
Income taxes payable	1,187	1,101
Current portion of debt obligations	413	148

Total current liabilities	17,360	29,438
Deferred income taxes	—	382
Other long- term liabilities	644	1,283
Debt obligations due after one year	13,083	129

Total liabilities	31,087	31,232
Stockholders’ equity
Common stock, $0.001 par value; 47,000,000 shares authorized; 18,413,054 and 18,620,682, respectively, outstanding	18	19
Additional paid-in capital	189,919	187,180
Accumulated deficit	(96,643)	(13,917)
Accumulated other comprehensive income	(527)	2,562

Total stockholders’ equity	92,767	175,844

Total liabilities and stockholders’ equity	$123,854	$207,076

NANOMETRICS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited except for the year ended December 29, 2007)

	Three Months Ended		Year Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
Net revenues:
Products	$12,852	$27,485	$75,596	$126,049
Service	7,623	5,708	26,505	20,241

Total net revenues	20,475	33,193	102,101	146,290

Costs of net revenues:
Cost of products	7,718	13,310	38,692	63,938
Cost of service	4,127	5,258	18,675	20,717

Total costs of net revenues	11,845	18,568	57,367	84,655

Gross profit	8,630	14,625	44,734	61,635
Operating expenses:
Research and development	4,003	4,591	17,110	18,577
Selling	3,835	4,925	17,798	19,561
General and administrative	3,928	5,166	19,689	21,704
Amortization of intangible assets	316	1,285	3,531	5,782
Restructuring charge	—	—	1,525	2,128
Asset impairment	—	—	68,545	—
Gain on sale of assets	—	—	—	(2,100)

Total operating expenses	12,082	15,967	128,198	65,652

Income (loss) from operations	(3,452)	(1,342)	(83,464)	(4,017)
Other income (expense):
Interest income	29	81	185	202
Interest expense	(292)	(70)	(635)	(211)
Other, net	1,060	27	1,624	(13)

Total other income (expense), net	797	38	1,174	(22)

Income (loss) before income tax provision (benefit)	(2,655)	(1,304)	(82,290)	(4,039)
Income tax provision (benefit)	(14)	(29)	436	(31)

Net income (loss)	$(2,641)	$(1,275)	$(82,726)	$(4,008)

Net income (loss) per share:
Basic	$(0.14)	$(0.07)	$(4.46)	$(0.22)

Diluted	$(0.14)	$(0.07)	$(4.46)	$(0.22)

Shares used in per share computation:
Basic	18,385	18,604	18,546	18,099

Diluted	18,385	18,604	18,546	18,099

NANOMETRICS INCORPORATED

RECONCILIATION OF GAAP RESULTS TO EBITDA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
Loss from operations	$(3,452)	$(1,342)	$(83,464)	$(4,017)
Adjustments:
Amortization of intangible assets	316	1,285	3,531	5,782
Depreciation	843	1,081	3,675	3,576
Amortization of demonstration systems	342	207	1,223	1,578
Restructuring charge	—	—	1,525	2,128
Asset impairment	—	—	68,545	—
Gain on sale of assets	—	—	—	(2,100)

Earnings (loss) before interest, income taxes, depreciation and amortization excluding certain items (“EBITDA”)	$(1,952)	$1,231	$(4,966)	$6,947